Exhibit 5.1

ATER WYNNE LLP

1331 NW Lovejoy Street, Suite 900

Portland, Oregon 97209

(503) 226-1191 (phone)

(503) 226-0079 (fax)

August 11, 2009

Board of Directors

Cascade Microtech, Inc.

2430 NW 206th Avenue

Beaverton OR 97006

Gentlemen:

In connection with the registration of 600,000 shares of common stock (the “Common Stock”), of Cascade Microtech, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on August 12, 2009, and the proposed offer and sale of the Common Stock pursuant to the terms of the Cascade Microtech, Inc. 2000 Stock Incentive Plan, as amended (the “Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plan have been duly authorized and when such shares have been delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,

/s/ Ater Wynne
Ater Wynne LLP